Exhibit 5.4

May 11, 2017

SENT VIA E-MAIL

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 260

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc. –Registration Statement on Form S-4 and Exchange of Senior Notes

Ladies and Gentlemen:

We have acted as special Colorado counsel, solely with respect to the matters addressed in this letter, to April Corporation, a Colorado corporation (the “Guarantor”) and a subsidiary of Beazer Homes USA, Inc., a Delaware corporation (“Beazer”), with respect to certain matters in connection with the registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to $250,000,000 aggregate principal amount of Beazer’s 6.750% Senior Notes due 2025 (the “New Notes”), in exchange for up to $250,000,000 aggregate principal amount of Beazer’s 6.750% Senior Notes due 2025, originally issued on March 14, 2017 and outstanding as of the date hereof, which have not been registered under the Act (the “Original Notes”). In conjunction with the issuance of the New Notes, the Guarantor will issue a guarantee with respect to the New Notes (the “Guarantee”) pursuant to the terms of the Indenture (as hereinafter defined).

The Original Notes and the Guarantee were issued, and the New Notes will be issued, pursuant to an Indenture dated as of March 14, 2017 (the “Indenture”), by and among Beazer, U.S. Bank National Association, as trustee, the Guarantor and the other guarantors signatory thereto. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

We have examined copies of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Articles of Incorporation and Bylaws of the Guarantor, as amended through the date hereof, (ii) Joint Resolution No. 2017-01 adopted by the sole member of the Board of Directors of Guarantor and certain other entities, dated effective March 10, 2017, (iii) a Certificate of Good Standing issued by the Secretary of

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May 11, 2017

State of Colorado effective May 9, 2017, with respect to Guarantor, (iv) a certificate of the Executive Vice President and Secretary of Guarantor, dated as of the date hereof, with respect to certain facts related to Guarantor, (v) the Indenture and (vi) the Registration Statement.

For purposes of the opinions expressed below, we have assumed the genuineness of all signatures, the completion of all deliveries not witnessed by us, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact relevant to the opinions and other statements made herein, we have relied on the representations and statements of fact made in the documents so examined, the certificate of the Executive Vice President and Secretary of Guarantor, and the certificates of public officials. We have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the documents submitted to us. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that the Indenture, the Original Notes, and the Guarantee have not been amended, restated, modified, supplemented or terminated, and no rights thereunder have been waived by any action or inaction of any party thereto. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

The opinions are based as to matters of law solely on applicable provisions of the Colorado Business Corporation Act, as amended and currently in effect.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that:

(a) The Guarantor is validly existing as a corporation and in good standing under the laws of the State of Colorado.

(b) The Guarantor has the corporate power to execute, deliver and perform the Indenture and the Guarantee, and the execution, delivery and performance by the Guarantor of the Indenture and the Guarantee have been duly authorized by all necessary corporate action of the Guarantor.

(c) The Indenture has been duly executed and delivered by the Guarantor.

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein). We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level.

This opinion letter has been prepared for your use in connection with the Registration Statement, the Indenture and the Guarantee, and no opinion may be inferred or implied beyond

Beazer Homes USA, Inc.

May 11, 2017

the matters expressly contained herein. This opinion letter speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to effectiveness of the Registration Statement.

We hereby consent to the reliance on this opinion letter, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, by King & Spalding LLP; provided, that no such reliance will have any effect on the scope, phrasing or originally intended use of this opinion letter. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

IRELAND STAPLETON PRYOR & PASCOE, PC

By:	/s/ William E. Tanis
William E. Tanis, Vice President